UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 24, 2005
Commission File Number 1-9929
Insteel Industries, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	56-0674867

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1373 Boggs Drive, Mount Airy, North Carolina	27030

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (336) 786-2141
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On October 25, 2005, the Executive Compensation Committee (the “Committee”) of the Board of Directors of Insteel Industries, Inc. (the “Company”) approved the grant of restricted stock valued at $50,000 to Howard O. Woltz, Jr. Mr. Woltz retired as an employee of the Company effective April 1, 2005 but maintained his seat as the Chairman of the Board. Mr. Woltz has not been granted an equity award during the current year either as an employee or director. In view of the fact that Mr. Woltz was both an employee and Chairman of the Board for 50% of the current fiscal year, the Committee determined that the amount of the award was appropriate in that it represented less than what would have been granted as an employee and more than what would have been granted as a director. Mr. Woltz will be eligible for an award as of the date of the 2006 Annual Meeting of Shareholders as a non-employee director as provided for in the 2005 Equity Incentive Plan.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Frances H. Johnson, whose term as a director expires at the next Annual Shareholders Meeting, has indicated that she will not stand for re-election to the Board of Directors if nominated. Accordingly, Mrs. Johnson’s term is expected to expire at the next Annual Meeting of Shareholders.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Effective October 24, 2005, the Company’s Board of Directors approved an amendment to Article 3, Section 2 of the Company’s bylaws. The amendment reduced both the minimum and maximum size of the Board from not less than nine nor more than fifteen directors to not less than seven nor more than twelve directors. As of the date hereof, the Board of Directors consists of nine directors. The change in the bylaws is to allow the Board of Directors to reduce the size of the Board if the Board chooses not to replace Mrs. Johnson. The amended bylaws are attached as an exhibit to this Current Report.
Item 9.01 Financial Statements and Exhibits.
Exhibit 3(ii) — Bylaws of Insteel Industries, Inc., as amended on October 24, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSTEEL INDUSTRIES, INC. Registrant
Date: October 25, 2005	By:	/s/ H.O. Woltz III
H.O. Woltz III
President and Chief Executive Officer

Date: October 25, 2005	By:	/s/ Michael C. Gazmarian
Michael C. Gazmarian
Chief Financial Officer and Treasurer